Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Closes $57 Million Acquisition of Mineral and Royalty Interests in Cash Transaction

Announces Redemption of all Remaining Series A Cumulative Convertible Preferred Units

FORT WORTH, Texas, December 7, 2021 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and gas mineral and royalty interests in over 13 million gross acres in 28 states, today announced that it has closed the previously announced purchase (the “Acquisition”) of mineral and royalty interests in an all-cash transaction valued at approximately $57 million. The Acquisition was funded with cash through a combination of an underwritten public offering of common units and borrowings under its revolving credit facility. Kimbell is entitled to the cash flow attributable to the Acquisition beginning on and after November 1, 2021. Revenues and certain other operating statistics under generally accepted accounting principles (“GAAP”) will be recorded for the Acquisition beginning on the closing date of December 7, 2021. Kimbell estimates that, as of November 1, 2021, the seller’s royalty assets produced 700 Boe/d (6:1) (240 Bbl/d of oil, 123 Bbl/d of NGLs and 2,021 Mcf/d of natural gas) across a diverse property set with over 26,000 gross producing wells across the Permian, Mid-Continent, Haynesville and other leading U.S. basins.

Concurrent with the closing of the Acquisition, Kimbell completed the redemption of 25,000 Series A Cumulative Convertible Preferred Units (the “Preferred Units”), representing the entirety of the outstanding Preferred Units originally issued by the Company in 2018.

Davis Ravnaas, President and Chief Financial Officer of Kimbell’s general partner, said, “We are pleased to announce the closing of the Acquisition as well as the full redemption of the Preferred Units owned by certain affiliates of Apollo Capital Management, L.P. The Acquisition is expected to be immediately accretive to distributable cash flow per unit and is expected to enhance Kimbell’s already peer-leading PDP decline rate while growing overall production. Furthermore, the redemption of all remaining Preferred Units simplifies Kimbell’s balance sheet, reduces the Company’s cost of capital and is also expected to be immediately accretive to distributable cash flow per unit. This final redemption fully closes the loop on Kimbell’s acquisition of Haymaker in 2018, which was transformative for the Company, and we look forward to maintaining our operational momentum as we enter 2022.”

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 121,000 gross wells with over 46,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements, which include statements regarding the anticipated benefits of the Acquisition and operational data with respect to the Acquisition, involve risks and uncertainties, including risks that the anticipated benefits of the Acquisition are not realized; risks relating to Kimbell’s integration of the Acquisition assets; and risks relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”). These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Acquisition; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black
Dennard Lascar Investor Relations
krp@dennardlascar.com
(713) 529-6600